Exhibit 99.1

     APAC Customer Services Announces Third Quarter 2006 Results


    --  Completed Strategic Realignment

    --  Accelerating Ramp-Up of Off-shore Capacity

    --  New Business Awards Position Company for Further Growth

    Business Editors

    DEERFIELD, Ill.--(BUSINESS WIRE)--Nov. 2, 2006--APAC Customer
Services, Inc. (Nasdaq: APAC), a leading provider of customer care services and solutions, today reported financial results for its third fiscal quarter ended October 1, 2006.

    The Company reported a 2006 third quarter net loss of $5.0 million, or $0.10 per share, on revenue of $49.3 million. This compares to a net loss of $13.5 million, or $0.27 per share, on revenue of $56.3 million in the prior year quarter. Excluding revenue from the exited outbound customer acquisition business from third quarter 2005 results, revenue increased $2.0 million or 4.2% over the prior year quarter.

    Gross profit for the 2006 third quarter was $3.1 million compared to $5.4 million in the prior year quarter. The decline in gross profit was due to the ramp up of both domestic and offshore new business, lower domestic revenues and the costs associated with the seasonal decline in the Medicare Part D enrollment and customer care program. These items more than offset cost reductions from the July 2005 strategic realignment and the incremental profit contribution of the Company's growing offshore operations. As a result, gross margin in the third quarter of 2006 declined to 6.4% from 9.5% for the third quarter of 2005.

    Operating expenses were $10.5 million and $20.9 million for the third quarter of 2006 and 2005, respectively. Included in the current quarter were $2.3 million of restructuring and other charges associated with facilities closures and an additional charge for the Company's corporate office. These charges are the final charges associated with the Company's strategic realignment announced in July 2005. The Company's third quarter 2005 results also included $2.1 million in charges associated with the Company's strategic realignment as well as $10.8 million in asset impairment charges, of which $10.5 million represented a non-cash charge associated with the write-down of goodwill. Excluding the restructuring and other charges and asset impairment charges from both quarters, operating expenses were flat year over year.

    APAC CEO Bob Keller commented, "As expected, the third quarter of 2006 was a transition period during which we took the final steps to complete the strategic realignment of APAC, including closing three more domestic facilities. At the same time, the demand for our services in Manila continues to grow. Quarterly offshore revenue from continuing clients increased 140% from the prior year. We recently opened a temporary facility in Manila to meet immediate client demand for offshore capacity. The temporary facility will remain in operation until our third leased center, now under construction, is ready to handle the additional business."

    The Company's net debt was $9.8 million at the end of the third quarter of 2006, down from $13.5 million at the end of the second quarter due to decreases in days sales outstanding (DSO) and lower than expected capital expenditures. Capital expenditures in the third quarter were $1.6 million, consisting primarily of investments associated with new business growth. This compares to capital expenditures of $0.7 million in the prior year third quarter. The Company now expects capital expenditures in the fourth quarter to be between $7 and $9 million primarily for the build-out of the Philippine operations and between $16 and $18 million for the full year (including $3.2 million of landlord reimbursed leasehold improvements).

    In order to fund its anticipated growth, the Company is pursuing an additional $15 million in long-term debt financing and currently expects to close a transaction during the fourth quarter of 2006.

    Third quarter adjusted EBITDA was a negative $1.9 million compared to a positive $1.0 million in the third quarter of 2005, and adjusted free cash flow was a negative $3.5 million compared to a positive $0.3 million in the comparable prior year quarter. The decline in both adjusted EBITDA and adjusted free cash flow is primarily the result of the lower gross profit in the third quarter of 2006.

    Based largely on third quarter domestic revenues that were lower than anticipated and the uncertainty of Medicare Part D volume in the fourth quarter, the Company now expects full-year 2006 revenue to total in the range of $223 to $228 million. At this revenue range, the Company expects to be marginally profitable for the fourth quarter of 2006 and positioned to deliver profitability in 2007.

    Mr. Keller concluded, "Our pipeline of new business opportunities remains robust. During the quarter, we won awards from both new and existing clients in three of our key verticals - publishing, healthcare, and travel and entertainment. These awards reaffirm the strong demand in our core markets for APAC's high-quality inbound customer care solutions. Over the past year, we believe we have created a sustainable business model and are at an inflection point where our strategy should begin to drive earnings growth."

    APAC's senior management will hold a conference call to discuss financial results at 10:00 a.m. CT (11:00 ET) on Thursday, November 2, 2006.

    About the Conference Call

    The conference call will be available live at the Investor
Relations section of APAC Customer Services' website, http://www.apaccustomerservices.com. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software (RealPlayer or Windows Media Player).

    A replay of the webcast will be accessible through the Company's website for 7 days following the live event. For those unable to listen to the call via the Internet, a replay of the call will be available until 11:00 p.m. CT (12:00 ET) on Monday, November 13, 2006, by dialing (888) 203-1112 or (719) 457-0820 for international participants. The confirmation number for the replay is 9292485.

    About APAC Customer Services, Inc.

    APAC Customer Services, Inc. (Nasdaq: APAC) is a leading provider of customer care services and solutions for market leaders in healthcare, financial services, publishing, business services, travel and entertainment, and communications. APAC partners with its clients to deliver custom solutions that enhance bottom line performance. For more information, call 1-800-OUTSOURCE. APAC's comprehensive web site is at http://www.apaccustomerservices.com.

    Forward Looking Statements

    This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements include expressed expectations, estimates and projections of future events and financial performance and the assumptions on which these expressed expectations, estimates and projections are based. Statements that are not historical facts, including statements about the beliefs and expectations of the Company and its management are forward-looking statements. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events, and they are subject to known and unknown risks and uncertainties and other factors that can cause actual events and results to differ materially from historical results and those projected. Such statements are based upon the current beliefs and expectations of the Company's management. The Company intends its forward-looking statements to speak only as of the date on which they were made. The Company expressly undertakes no obligation to update or revise any forward-looking statements as a result of changed assumptions, new information, future events or otherwise.

    The following factors, among others, could cause actual results to differ from historical results or those expressed or implied in the forward-looking statements: revenue is generated from a limited number of clients; terms of our client contracts; success of the Company's business turnaround; availability of cash flows from operations and borrowing availability under the Company's loan agreement; ability to obtain additional capital to finance the Company's growth; ability to effectively manage customer care center capacity and offshore growth; ability to conduct business internationally, including managing foreign currency exchange risks; ability to attract and retain qualified employees; and fluctuations in revenue associated with the Company's Medicare Part D enrollment and customer care programs.

    Other reasons that may cause actual results to differ from historical results or those expressed or implied in the forward-looking statements can be found in the Company's Annual Report on Form 10-K for the year ended January 1, 2006 and its subsequent filing on Form 10-Q for the fiscal quarters ended April 2, 2006 and July 2, 2006. These filings are available on a web site maintained by the SEC at http://www.sec.gov.

    About Non-GAAP Financial Measures

    To supplement the Company's consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company uses the following measures defined as non-GAAP financial measures by the SEC: EBITDA, adjusted EBITDA, adjusted operating income, free cash flow and adjusted free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. More information on these non-GAAP financial measures can be found in the Company's Annual Report on Form 10-K for the year ended January 1, 2006 and its subsequent filings on Form 10-Q for the fiscal quarters ended April 2, 2006 and July 2, 2006.

    The Company expects to use consistent methods for computation of non-GAAP financial measures. Its calculations of non-GAAP financial measures may not be consistent with calculations of similar measures used by other companies. The accompanying notes to selected financial and statistical data have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

            APAC Customer Services, Inc. and Subsidiaries
                Consolidated Statements of Operations
          (Dollars in thousands, except for per share data)
                              Unaudited


                                        Thirteen Weeks Ended *
                                  -----------------------------------

                                  October 1,  October 2,  Fav (Unfav)
                                     2006        2005          %
                                  ----------  ----------  -----------

Net revenue                       $  49,282   $  56,343         (13%)

  Cost of services                   46,146      50,966            9%
                                  ----------  ----------  -----------

Gross profit                          3,136       5,377         (42%)

Operating expenses:
  Selling, general and
   administrative expenses            8,182       8,082          (1%)
  Restructuring and other charges     2,329       2,074         (12%)
  Asset impairment charges                -      10,762          100%
                                  ----------  ----------  -----------
     Total operating expenses        10,511      20,918           50%
                                  ----------  ----------  -----------

Operating Loss                       (7,375)    (15,541)          53%

  Other income                          (62)       (582)        (89%)
  Interest expense                      490         305         (61%)
                                  ----------  ----------  -----------

Loss before income taxes             (7,803)    (15,264)          49%

  Income tax benefit                 (2,798)     (1,757)          59%
                                  ----------  ----------  -----------
Net loss                          $  (5,005)  $ (13,507)          63%
                                  ==========  ==========  ===========

Net Loss per share:

    Basic                         $   (0.10)  $   (0.27)          63%
                                  ==========  ==========  ===========
    Diluted                       $   (0.10)  $   (0.27)          63%
                                  ==========  ==========  ===========

Weighted average number of
  shares outstanding:
    Basic                            49,455      49,455
                                  ==========  ==========
    Diluted                          49,455      49,455
                                  ==========  ==========



                                       Thirty-Nine Weeks Ended *
                                  -----------------------------------

                                  October 1,  October 2,  Fav (Unfav)
                                     2006        2005          %
                                  ----------  ----------  -----------

Net revenue                       $ 168,241   $ 180,176          (7%)
                                                      0
  Cost of services                  150,168     165,275            9%
                                  ----------  ----------  -----------

Gross profit                         18,073      14,901           21%

Operating expenses:
  Selling, general and
   administrative expenses           24,154      27,054           11%
  Restructuring and other charges     2,700       3,211           16%
  Asset impairment charges                -      10,886          100%
                                  ----------  ----------  -----------
     Total operating expenses        26,854      41,151           35%
                                  ----------  ----------  -----------

Operating Loss                       (8,781)    (26,250)          67%

  Other income                          (56)       (644)        (91%)
  Interest expense                    1,388       1,006         (38%)
                                  ----------  ----------  -----------

Loss before income taxes            (10,113)    (26,612)          62%

  Income tax benefit                 (3,574)     (5,710)        (37%)
                                  ----------  ----------  -----------
Net loss                          $  (6,539)  $ (20,902)          69%
                                  ==========  ==========  ===========

Net Loss per share:

    Basic                         $   (0.13)  $   (0.42)          69%
                                  ==========  ==========  ===========
    Diluted                       $   (0.13)  $   (0.42)          69%
                                  ==========  ==========  ===========

Weighted average number of
  shares outstanding:
    Basic                            49,455      49,455
                                  ==========  ==========
    Diluted                          49,455      49,455
                                  ==========  ==========


* We operate on a 13 week fiscal quarter that ends on the Sunday closest to September 30th.


            APAC Customer Services, Inc. and Subsidiaries
                Consolidated Condensed Balance Sheets
                        (Dollars in thousands)
                              Unaudited



                                              October 1,   January 1,
                  Assets                        2006 *       2006 **
-------------------------------------------   -----------  -----------

Current Assets:
   Cash and cash equivalents                  $      364   $      960
   Accounts receivable                            32,504       37,592
   Other current assets                           11,263        9,248
                                              -----------  -----------
       Total current assets                       44,131       47,800

Property and Equipment, net                       23,030       21,536

Goodwill and Intangibles, net and Other
 Assets                                           41,459       41,017

                                              -----------  -----------

  Total assets                                $  108,620   $  110,353
                                              ===========  ===========

   Liabilities and Shareholders' Equity
-------------------------------------------

Current Liabilities:
   Short-term debt                            $   10,164   $   11,971

   Accounts payable and other accrued
    liabilities                                   50,231       43,514
                                              -----------  -----------
        Total current liabilities                 60,395       55,485
                                              -----------  -----------

Other Liabilities                                  1,693        2,994

Commitments and contingencies                          -            -

Total shareholders' equity                        46,532       51,874
                                              -----------  -----------

  Total liabilities and shareholders'
   equity                                     $  108,620   $  110,353
                                              ===========  ===========

* We operate on a 13 week fiscal quarter that ends on the Sunday closest to September 30th.
** We operate on a 52/53 week fiscal year that ends on the Sunday closest to December 31st.


            APAC Customer Services, Inc. and Subsidiaries
           Consolidated Condensed Statements of Cash Flows
                        (Dollars in thousands)
                              Unaudited


                                            Thirty-Nine Weeks Ended *
                                            --------------------------
                                             October 1,    October 2,
                                                2006          2005
                                            ------------  ------------

Operating activities:
   Net loss                                 $    (6,539)  $   (20,902)
   Depreciation and amortization                  9,094         9,054
   Non-cash restructuring                         2,700           197
   Asset impairment charges                           -        10,886
   Deferred income taxes                         (3,834)       (5,356)
   Stock compensation expense                     1,105             -
   Gain on sale of property and equipment             -          (398)
   Changes in operating assets and
    liabilities                                   5,056         8,224
                                            ------------  ------------
          Net cash provided by operating
           activities                             7,582         1,705

Investing activities:
   Purchases of property and equipment, net
    of disposals                                 (6,295)       (6,023)
   Net proceeds from sale of property and
    equipment                                        10           626
                                            ------------  ------------
        Net cash used in investing
         activities                              (6,285)       (5,397)

Financing activities:
   Borrowings (payments) under revolving
    credit facility, net                         (1,807)        5,361
   Payments on long-term debt                         -          (313)
   Financing fees                                     -          (768)
                                            ------------  ------------
     Net cash provided by (used in)
      financing activities                       (1,807)        4,280
                                            ------------  ------------

Effect of exchange rate changes on cash             (86)            -

Net change in cash and cash equivalents            (596)          588
Cash and Cash Equivalents:
   Beginning Balance                                960           271
                                            ------------  ------------

   Ending Balance                           $       364   $       859
                                            ============  ============

* We operate on a 13 week fiscal quarter that ends on the Sunday closest to September 30th.


            APAC Customer Services, Inc. and Subsidiaries
            Selected Financial and Statistical Information
          (Dollars in thousands, except for per share data)
                              Unaudited


                                       Thirteen Weeks Ended (1)
                                  -----------------------------------

                                  October 1,  October 2,  Fav (Unfav)
                                     2006        2005          %
                                  ----------  ----------  -----------

Selected Financial Information :

Net revenue                       $  49,282   $  56,343         (13%)

Net loss                             (5,005)    (13,507)          63%

EBITDA (2)                           (4,264)    (11,855)          64%

Adjusted EBITDA (2)                  (1,935)        981        (297%)

Adjusted Operating Loss (3)          (5,046)     (2,705)        (87%)

Free Cash Flow (4)                   (5,814)    (12,571)          54%

Adjusted Free Cash Flow (4)          (3,485)        265          N/M


Statistical Information:

Number of Customer Care Centers          10          14         (29%)

End of Period No. of Seats            6,145       6,467          (5%)

Weighted Average No. of Seats         6,291       7,261         (13%)

Annualized Revenue per Weighted
 Average No. of Seats             $  31,336   $  31,039            1%



                                      Thirty-Nine Weeks Ended (1)
                                  -----------------------------------

                                  October 1,  October 2,  Fav (Unfav)
                                     2006        2005          %
                                  ----------  ----------  -----------

Selected Financial Information :

Net revenue                       $ 168,241   $ 180,176          (7%)

Net loss                             (6,539)    (20,902)          69%

EBITDA (2)                              369     (16,552)         102%

Adjusted EBITDA (2)                   3,069      (2,455)         225%

Adjusted Operating Loss (3)          (6,081)    (12,153)          50%

Free Cash Flow (4)                   (5,926)    (22,575)          74%

Adjusted Free Cash Flow (4)          (3,226)     (8,478)          62%


Statistical Information:

Number of Customer Care Centers          10          14         (29%)

End of Period No. of Seats            6,145       6,467          (5%)

Weighted Average No. of Seats         6,495       7,032          (8%)

Annualized Revenue per Weighted
 Average No. of Seats             $  34,538   $  34,163            1%


N/M - Percentage change is not meaningful

See attached Notes to Selected Financial and Statistical Information


Notes to Selected Financial and Statistical Information

(1) We operate on a thirteen week fiscal quarter that ends on the Sunday closest to September 30.

(2) We define EBITDA as net income (loss) plus the provision (benefit) for income taxes, depreciation and amortization, and interest expense. We define adjusted EBITDA as EBITDA plus restructuring and other charges and asset impairment charges. We use EBITDA and adjusted EBITDA, in addition to operating income and cash flows from operating activities, to assess our liquidity and performance and believe that EBITDA and adjusted EBITDA are of interest to our investors to be able to evaluate our financial results using the same measures we use.

      EBITDA and adjusted EBITDA do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income (loss) or cash flow from operations data as measured in accordance with GAAP. The items excluded from EBITDA and adjusted EBITDA are significant components of our statements of operations and must be considered in performing a comprehensive assessment of our overall financial results.

      EBITDA and adjusted EBITDA can be reconciled to net income
      (loss), which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows:



                       For the Thirteen Weeks    For the Thirty Nine
                                Ended                 Weeks Ended
                       October 1,  October 2,   October 1,  October 2,
                          2006        2005         2006        2005
                       ----------  ----------   ----------  ----------

Net loss                 ($5,005)   ($13,507)     ($6,539)   ($20,902)
                       ==========  ==========   ==========  ==========
Interest expense             490         305        1,388       1,006
Provision (benefit) for
 income taxes             (2,798)     (1,757)      (3,574)     (5,710)
Depreciation and
 amortization              3,049       3,104        9,094       9,054
                       ----------  ----------   ----------  ----------
EBITDA                   ($4,264)   ($11,855)        $369    ($16,552)
                       ==========  ==========   ==========  ==========
Restructuring and other
 charges                   2,329       2,074        2,700       3,211
Asset impairment
 charges                       -      10,762            -      10,886
                       ----------  ----------   ----------  ----------
Adjusted EBITDA          ($1,935)       $981       $3,069     ($2,455)
                       ==========  ==========   ==========  ==========



(3)   We define adjusted operating income (loss) as operating income
      (loss) less restructuring and other charges and asset impairment charges. We use this measure, in addition to operating income, to assess our financial performance and believe that it is of interest to our investors in relation to our operating results.

      Adjusted operating income (loss) is not intended to represent, or to be used as a substitute for, operating income as measured in accordance with GAAP. The items excluded from adjusted operating income (loss) include restructuring and other charges and asset impairment charges that are significant components of our statements of operations and must be considered in performing a comprehensive assessment of our overall financial results.

      Adjusted operating income (loss) can be reconciled to operating income (loss), which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows:


                        For the Thirteen Weeks   For the Thirty Nine
                                 Ended                Weeks Ended
                        October 1,  October 2,  October 1,  October 2,
                           2006        2005        2006        2005
                        ----------  ----------  ----------  ----------

Operating loss            ($7,375)   ($15,541)    ($8,781)   ($26,250)
                        ==========  ==========  ==========  ==========
Restructuring and other
 charges                    2,329       2,074       2,700       3,211
Asset impairment charges        -      10,762           -      10,886
                        ----------  ----------  ----------  ----------
Adjusted Operating Loss   ($5,046)    ($2,705)    ($6,081)   ($12,153)
                        ==========  ==========  ==========  ==========



(4) We define free cash flow as EBITDA less net capital expenditures and adjusted free cash flow as free cash flow less restructuring and other charges and asset impairment charges. We use free cash flow and adjusted free cash flow, in addition to net cash flow provided (used) by operating activities, to assess our liquidity and performance and believe that free cash flow and adjusted free cash flow are of interest to our investors in relation to our debt covenants as capital expenditures are a significant use of our cash.

      Free cash flow and adjusted free cash flow do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for cash flow from operating activities as measured in accordance with GAAP. The items excluded from free cash flow and adjusted free cash flow are significant components of our Statements of Operations and Statements of Cash Flows and must be considered in performing a comprehensive assessment of our overall financial results.


                       For the Thirteen Weeks    For the Thirty Nine
                                Ended                 Weeks Ended
                       October 1,  October 2,   October 1,  October 2,
                          2006        2005         2006        2005
                       ----------  ----------   ----------  ----------

EBITDA                   ($4,264)   ($11,855)        $369    ($16,552)
Capital expenditures      (1,550)       (716)      (9,545)     (6,023)
   Tenant improvements
    funded by landlord         -           -        3,250           -
                       ----------  ----------   ----------  ----------
Free Cash Flow           ($5,814)   ($12,571)     ($5,926)   ($22,575)
                       ==========  ==========   ==========  ==========
Restructuring and other
 charges                   2,329       2,074        2,700       3,211
Asset impairment
 charges                       -      10,762            -      10,886
                       ----------  ----------   ----------  ----------
Adjusted Free Cash Flow  ($3,485)       $265      ($3,226)    ($8,478)
                       ==========  ==========   ==========  ==========



      Free cash flow and adjusted free cash flow can be reconciled to the net cash provided by (used in) operating activities, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows:


                       For the Thirteen Weeks    For the Thirty Nine
                                Ended                 Weeks Ended
                       October 1,  October 2,   October 1,  October 2,
                          2006        2005         2006        2005
                       ----------  ----------   ----------  ----------

Net cash provided by
 operating activities     $5,158          $2       $7,582      $1,705
                       ==========  ==========   ==========  ==========

Purchase of property
 and equipment            (1,550)       (716)      (6,295)     (6,023)
Income tax benefit        (2,798)     (1,757)      (3,574)     (5,710)
Interest expense             490         305        1,388       1,006
Gain on sale of
 property and equipment        -         398            -         398
Changes in operating
 assets and liabilities   (7,454)       (987)      (5,056)     (8,224)
Asset impairment
 charges                       -     (10,762)           -     (10,886)
Increase in deferred
 income taxes              3,016       1,121        3,834       5,356
Stock compensation
 expense                    (347)          -       (1,105)          -
Non-cash restructuring    (2,329)       (175)      (2,700)       (197)
                       ----------  ----------   ----------  ----------
Free Cash Flow           ($5,814)   ($12,571)     ($5,926)   ($22,575)
                       ==========  ==========   ==========  ==========
Restructuring and other
 charges                   2,329       2,074        2,700       3,211
Asset impairment
 charges                       -      10,762            -      10,886
                       ----------  ----------   ----------  ----------
Adjusted Free Cash Flow  ($3,485)       $265      ($3,226)    ($8,478)
                       ==========  ==========   ==========  ==========


    CONTACT: APAC Customer Services, Inc.
             George H. Hepburn III, CFO, 847-374-4995
             GHHepburn@apacmail.com
             or
             Investor Relations:
             Lippert/Heilshorn & Associates
             Jody Burfening / Harriet Fried, 212-838-3777
             HFried@lhai.com